EXHIBIT 23.2

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                                CONSENT OF
                     ROBINSON, BRADSHAW & HINSON, P.A.



     We hereby consent to the incorporation by reference into this Registration Statement on Form S-8 of the references to our firm and opinion with respect to the litigation between Elmore et al. and Cone Mills Corporation (the "Company") et al. in the Annual Report on Form 10-K of Cone Mills Corporation for the fiscal year ending January 2, 1994 (dated march 23, 1994.

     This consent is limited to the foregoing reports in each case as of the date thereof, and shall not be deemed in any way to constitute an update or restatement of our legal opinion referred to therein.



                              ROBINSON, BRADSHAW & HINSON, P.A.


Charlotte, North Carolina
May 18, 1994



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